EXHIBIT 99B.1

CONSOLIDATED STATEMENTS OF                           U S WEST, Inc.
INCOME (UNAUDITED)
                                         Quarter Ended
Dollars in millions,                      December 31,        %
except per share amounts                1994       1993     Change
- - ----------------------------------  --------   --------     ------
SALES AND OTHER REVENUES              $2,839     $2,666       6.5

EXPENSES
Employee-related costs                   957        919       4.1
Other operating expenses                 676        584      15.8
Taxes other than income taxes             90        100     (10.0)
Depreciation and amortization            533        490       8.8
Interest expense                         119        125      (4.8)
Equity losses in unconsolidated
  ventures                                38         51     (25.5)
Gains on sales of assets:
  Partial sale of joint venture
    interest (TeleWest
      Communications)                    164          -        -
  Rural telephone exchanges               34          -        -
Other income (expense) - net              14         (3)       -
                                   ---------   ---------    ------
Income before income taxes               638        394      61.9

Provision for income taxes               229        130      76.2
                                   ---------   ---------    ------
NET INCOME                              $409       $264      54.9
                                   =========   =========    ======


Average common shares
  outstanding                        460,079    429,196       7.2
  (thousands)                      =========   =========    ======


EARNINGS PER COMMON SHARE              $0.89      $0.62      43.5
                                   =========   =========    ======

<F1>
Note: Certain reclassifications within the financial statements have been made to conform to the current year presentation.